Exhibit 4.42

PRIVATE AND CONFIDENTIAL

JD LOGISTICS PROPERTIES CORE FUND, L.P.

SUBSCRIPTION AGREEMENT

DIRECTIONS FOR THE COMPLETION
OF THIS SUBSCRIPTION AGREEMENT

1.              Introduction

This subscription agreement (“Subscription Agreement”) relates to the offering of limited partnership interests (the “Interests”) in JD Logistics Properties Core Fund, L.P. (the “Fund”).  This Subscription Agreement contains all of the materials necessary (and, in the case of Form W-9 and Form W-8, where to find such forms) for all prospective investors to subscribe for an Interest in the Fund.  For purposes of this Subscription Agreement, the “Purchaser” is the person or entity for whose account the Interests are being purchased.  Another person or entity with investment authority may execute this Subscription Agreement on behalf of the Purchaser, but should indicate the capacity in which it is doing so and the name of the Purchaser.  Prior to completing such materials, the Purchaser should read all sections, paragraphs and appendices of this Subscription Agreement and the Amended and Restated Exempted Limited Partnership Agreement of the Fund (as may be amended and restated from time to time, the “Partnership Agreement”).  All capitalized terms used but not otherwise defined herein shall have the meanings given to such terms by the Partnership Agreement.

2.              Execution

Subscriptions may be made only by written application using this Subscription Agreement.  The General Partner reserves the right to reject subscriptions, in whole or in part.

Please complete and execute this Subscription Agreement and the appendices as follows:

•                                          Subscription Agreement

•                                          Please complete the information on page 1 of the Subscription Agreement as to whether the Purchaser is or is not a U.S. Person.

•                                          Please fill out, date and sign on the appropriate section of the signature page.  Please enter the date that the Purchaser executed the Subscription Agreement.

Please note that this Subscription Agreement must be entered into as a deed pursuant to the laws of the Cayman Islands.  For companies, this typically requires signature by a director or the company secretary in the presence of a witness who shall attest this Subscription Agreement.  For individuals, this typically requires signature in the presence of a witness who must also sign his or her own name.  Purchasers that are not corporations or individuals should execute this Subscription Agreement in the manner prescribed by the laws of the jurisdiction of their incorporation or residence.

•                                          Appendix A. Purchaser Questionnaire

•                                          All Purchasers should complete the relevant portions of Part I of Appendix A.

•                                          Please answer all questions in Parts II, III and IV of Appendix A.  If the Purchaser believes that certain questions in Part III are not applicable, please fill out “N/A” as answers to such questions.

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•                                          All Purchasers who may potentially hold 20% or more in Interests in the Fund should complete Part V of Appendix A, and Purchasers should contact the General Partner if they are not certain whether they should be completing Part V of Appendix A.

•                                          Each Purchaser who is a Hong Kong Investor (as defined herein) and/or indirectly owned by one or more Hong Kong Investor should complete Part VI of Appendix A.

•                                          Appendix B. Anti-Money Laundering Information and Evidence of Authorization1

•                                          All Purchasers need to submit satisfactory evidence of authorization (i.e. board minutes pursuant to Sections B.11, C.3, D.7, E.4 or F.3 of Appendix B, as applicable).

•                                          All Purchasers will need to submit the applicable anti-money laundering documentation outlined in Appendix B (see point 4 below).

•                                          Appendix C. Certain Investment, Regulatory, Tax and Other Considerations; Notices to Certain Investors

•                                          All Purchasers must read and be informed of the risk factors and potential conflicts of interest, as well as the regulatory, tax and other considerations regarding the Fund and an investment therein as set out in Appendix C.  Purchasers should also read the applicable notices to certain investors set out in Appendix C.

•                                          Appendix D. Privacy Notice and Practices (for natural persons and certain entities that are “alter egos” of natural persons only)

•                                          All Purchasers who are natural persons or certain entities that are essentially “alter egos” of natural persons (e.g., revocable grantor trusts, individual retirement accounts or certain estate planning vehicles) should read the privacy notice and practices set out in Appendix D, which explains the manner in which the General Partner and its Affiliates collect and maintain non-public personal information about the applicable Purchaser.

•                                          Appendix E. Individual Self-Certification Form

•                                          All Purchasers who are individuals should complete the relevant portions of Appendix E, if applicable.

•                                          Appendix F. Entity Self-Certification Form

•                                          All Purchasers that are entities should complete the relevant portions of Appendix F, if applicable.

•                                          Appendix G. Reverse Solicitation Letter

•                                          All Purchasers should complete and sign Appendix G.

1  Per Section 4, Purchaser may either comply with the Bank Account Requirements (as defined herein) or provide the documents requested under Appendix B.

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If this Subscription Agreement, or any document submitted as part of the Purchaser’s application, is executed for the Purchaser by its attorney, a copy of the relevant power of attorney must be submitted with the Purchaser’s Subscription Agreement.

3.              Taxpayer Identification Number and Certificate

The Purchaser must fully and accurately complete and deliver to the Fund an Internal Revenue Service (“IRS”) Form W-9 (for Purchasers who are U.S. Persons for U.S. Tax Purposes2), or successor form thereto (“Form W-9”) or Form W-8 BEN (or other applicable version of Form W-8) (for persons other than U.S. Persons for U.S. Tax Purposes), or successor form thereto (“Form W-8”), available at the IRS website at www.irs.gov, in accordance with the instructions to such forms.  This is necessary for the Fund to comply with its tax filing obligations and to establish that the Purchaser is not subject to certain U.S. withholding taxes. The Purchaser must also fully and accurately complete and deliver to the Fund the Individual Self-Certification Form in Appendix E or Entity Self-Certification Form in Appendix F (as applicable).  Failure to include a properly completed and executed tax form may result in amounts being withheld for taxes at the maximum applicable rates when a lower rate might have applied if the appropriate tax form had been included.

4.              Anti-Money Laundering Information and Evidence of Authorization

The General Partner is required to comply with relevant anti-money laundering regulations in relation to the admission of the Purchaser to the Fund.  Purchasers must also provide the satisfactory evidence of authorization and anti-money laundering documentation outlined in Appendix B.  The Purchaser will not be admitted into the Fund unless and until all relevant information (which may be more extensive than is indicated in Appendix B) has been received.

5.              Completed Subscription Agreement

A properly completed and signed copy of this Subscription Agreement must be submitted to the General Partner by electronic mail at legalnotice@jd.com, with a copy being sent to Jun Fu of the Fund at fujun3@jd.com and Mengqi Zhang of Skadden, Arps, Slate, Meagher & Flom LLP at Mengqi.Zhang@skadden.com.

The original completed and executed Subscription Agreement and all related documents shall be sent to Jessie Liu at the address shown within one month of the closing applicable to the Purchaser:

Legal Department (M&A team), 21/F, Building A, No.18 Kechuang 11th Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, PRC

Attn.: Jessie Liu (刘觉西)  E-mail:  legalnotice@jd.com

If you have any queries in relation to the completion of this Subscription Agreement, please contact Mengqi Zhang of Skadden, Arps, Slate, Meagher & Flom LLP (tel: +852-3740-4787; email: Mengqi Zhang@skadden.com).

2  For purposes of this paragraph, “U.S. Person for U.S. Tax Purposes” shall have the meaning set forth in Appendix A-1.

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SUBSCRIPTION AGREEMENT

JD LOGISTICS PROPERTIES CORE FUND

JD Logistics Properties Core Fund GP Ltd.

Vistra (Cayman) Limited, P. O. Box 31119

Grand Pavilion, Hibiscus Way, 802 West Bay Road,

Grand Cayman, KY1 — 1205, Cayman Islands

Ladies and Gentlemen:

The undersigned (the “Purchaser”)1 hereby agrees to irrevocably and unconditionally subscribe for and purchase from JD Logistics Properties Core Fund, L.P., a Cayman Islands exempted limited partnership (the “Fund”), a non-redeemable participating interest as a limited partner in the Fund (an “Interest”) in the amount set forth opposite the Purchaser’s signature on the signature page(s) at the end of this Subscription Agreement (the “Subscription Amount,” and upon acceptance by the General Partner, the Purchaser’s “Commitment”), based on the Amended and Restated Exempted Limited Partnership Agreement of the Fund (as may be amended and restated from time to time, the “Partnership Agreement”) and the Side Letter entered into between the General Partner and the Purchaser in connection with the Purchaser’s subscription of the Fund’s Interest (as may be amended or modified from time to time, the “Purchaser’s Side Letter”).  The Purchaser further acknowledges that its subscription (i) is conditioned upon acceptance by JD Logistics Properties Core Fund GP Ltd. (the “General Partner”) acting on behalf of the Fund and (ii) may be accepted or rejected in whole or in part by the General Partner in its sole discretion.  The Purchaser agrees to be bound by all the terms and provisions of the Partnership Agreement, upon its admission as a limited partner of the Fund (a “Limited Partner”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Partnership Agreement.  References herein to the Fund taking a certain action shall mean, wherever the context requires, the General Partner taking such action (in its capacity as such) on behalf of the Fund.

To induce the General Partner to accept this subscription, the Purchaser acknowledges and agrees as follows:

1.             The Purchaser hereby represents and warrants that: (Please tick as appropriate):

☐                 the Purchaser is not a U.S. Person2 and it hereby declares, represents and warrants to the General Partner, the Fund and the Advisor the terms as set out in Section 9; or

☐                 the Purchaser is a U.S. Person.

1  In the case of a subscription for the account of a trust or other entity, “Purchaser” shall refer to the trustee, fiduciary or representative making the investment decision and executing this Subscription Agreement, or the trust or other entity, or both, as appropriate.

2   For purposes hereof, “U.S. Person” shall have the meaning set forth in Appendix A-1.

2.                                      The Purchaser agrees that the acceptance by the General Partner of this Subscription Agreement shall constitute the General Partner’s agreement to admit the Purchaser as a Limited Partner on the terms of the Partnership Agreement as if the Purchaser was a party to such agreement and, in this regard, the Purchaser hereby appoints the General Partner (or the successor thereof) as general partner of the Fund and further appoints each of the General Partner (or successor thereof) and its officers, with full power of substitution, as its true and lawful representative and attorney-in-fact and agent of the Purchaser, (a) to receive and pay over to the Fund, on behalf of the Purchaser, to the extent set forth in this Subscription Agreement, all funds received hereunder; (b) to complete or correct, on behalf of the Purchaser, all documents to be executed by the Purchaser in connection with its subscription for the Interest, including, without limitation, filling in or amending amounts, dates, and other pertinent information; and (c) to execute, acknowledge, verify, swear to, deliver, record and file, in the Purchaser’s name, place and stead and on its behalf, (i) the Partnership Agreement, any counterparts of the Partnership Agreement to be entered into pursuant to this Subscription Agreement and any amendments to which the Purchaser is a signatory (to the extent such amendments are authorized pursuant to the terms of Partnership Agreement or otherwise authorized by the Purchaser); (ii) any amendments to any such amendments (as duly adopted pursuant to the Partnership Agreement); (iii) any agreements or other documents relating to the obligations of the Fund, as limited and defined in the Partnership Agreement; (iv) any certificates of limited partnership required by law and all amendments thereto; (v) any certificates or other instruments which may be required to effectuate any change in the membership of the Fund pursuant to the Partnership Agreement; (vi) all assignments, conveyances or other instruments or documents necessary to effect the winding up or dissolution of the Fund in accordance with the Partnership Agreement; (vii) all other filings with any governmental agencies of the Cayman Islands or any other jurisdiction, which the General Partner considers necessary to carry out the purposes of this Subscription Agreement, the Partnership Agreement and the business of the Fund; and (viii) such other matters as permitted under the Partnership Agreement pursuant to the power of attorney clause granted therein. The power of attorney granted hereby is intended to secure an interest in property and, in addition, the obligations of the Purchaser under this Subscription Agreement. The Purchaser acknowledges and agrees that the Partnership Agreement also grants further powers of attorney to the General Partner.  The Purchaser further confirms and ratifies the execution of the Partnership Agreement by the General Partner on its behalf.

3.                                      Subject to the terms of the Partnership Agreement, the Purchaser’s Side letter and this Subscription Agreement, the Purchaser’s obligation to pay for the Interest being purchased by the Purchaser hereunder shall be unconditional, complete and binding upon the acceptance of this Subscription Agreement by the General Partner; provided that for the convenience of the Fund, the Purchaser’s Commitment shall be payable in installments.

4.                                      The Purchaser acknowledges that the Fund has entered into or expects to enter into separate subscription agreements (the “Other Subscription Agreements”) with the other purchasers of Interests (the “Other Purchasers”) providing for the sale to the Other Purchasers of Interests and the admission of the Other Purchasers as Limited Partners.  The Purchaser further agrees and acknowledges that this Subscription Agreement and the Other Subscription Agreements are separate agreements, and the sales of Interests to the Purchaser and the Other Purchasers are separate sales.

5.                                      The Fund, the General Partner, the Advisor and their respective legal counsel(s), agents, delegates and representatives (together, the “Indemnified Persons”) may rely on the undertakings, representations, warranties and acknowledgements set out in this Subscription Agreement and information provided herein (including the questionnaire attached hereto) and, to the fullest extent permitted by applicable law, the Purchaser hereby agrees to indemnify and hold harmless each of the Indemnified Persons from and against all claims, liabilities, demands, losses, damages, costs and expenses whatsoever or howsoever arising as a result of, or in connection with, (i) any breach by the Purchaser of such undertakings, representations, warranties or acknowledgements, including in connection with the questionnaire attached hereto, or in any other document provided by the Purchaser to the Fund or in any agreement (other than the Partnership Agreement) executed by the Purchaser with the Fund or the General Partner in connection with the Purchaser’s investment in the Interests and (ii) the Purchaser’s failure to disclose any relevant details or to provide the General Partner with all the information required by it to fulfil the General Partner’s responsibility for the prevention of money laundering.  The Purchaser shall promptly notify the General Partner in writing if at any time during the term of the Fund, the Purchaser shall no longer be in compliance with the undertakings, representations, warranties or acknowledgements contained herein.  The Purchaser understands that a misrepresentation of any warranty or agreement made by the Purchaser in this Subscription Agreement and/or the Partnership Agreement could subject the Fund to significant damages.

6.                                      If at any time the General Partner reasonably believes that there has been any breach of any of such undertakings, representations, warranties or acknowledgements set out in this Subscription Agreement by the Purchaser, as a result of which the Fund or any member of the Sponsor Group, as applicable:

6.1                               has or is likely to become required to be registered as an investment company as defined under the Investment Company Act, including the rules and regulations promulgated thereunder;

6.2                               is or is likely to be in breach of the Securities Act, including the rules promulgated thereunder, the Partnership Law or any other securities legislation;

6.3                               is or is likely to be required to register the Interests pursuant to Section 12(g) of the Exchange Act, including the rules promulgated thereunder, the Securities Act or the laws of any U.S. state or other jurisdiction;

6.4                               shall be subject to additional fiduciary duties in relation to the Fund and its assets than may be required under the Partnership Law by virtue of the Purchaser’s Interest;

6.5                               is or is likely to be in breach of any material law, rule or regulation of any jurisdiction applicable to the Fund;

6.6                               will be, or likely will be, unable to (i) comply with (a) sections 1471 to 1474 of the Code and any associated legislation, regulations or guidance, and any other similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement similar tax reporting and/or withholding tax regimes; (b) the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters — the Common Reporting Standard (“CRS”) and any associated guidance; (c) any intergovernmental agreement, treaty, regulation, guidance, standard or any other agreement between the Cayman Islands (or any Cayman Islands government body) and the United States or any other jurisdiction (including any government bodies in such jurisdiction), entered into in order to comply with, facilitate, supplement or implement the legislation, regulations or guidance or standards described in clauses (a) and (b); and (d) any legislation, regulations or guidance in the Cayman Islands that give effect to the matters outlined in the preceding clauses (a) through (c) (collectively, “FATCA”); (ii) satisfy any information reporting requirements imposed by FATCA; or (iii) satisfy any requirements necessary to avoid withholding taxes under FATCA with respect to any payments to be received or made by the Fund; or

6.7                               has or is likely to become required to be registered as an investment adviser under the  Investment Advisers Act, including the rules promulgated thereunder; then the Purchaser shall, as soon as reasonably practicable upon receipt of written notice of the same from the General Partner, take such action reasonably necessary for (and required by) the General Partner to ensure that none of the other Partners or the Fund are adversely affected by the foregoing.

7.                                      Representations, Warranties and Covenants.  The Purchaser further represents, warrants and covenants (as applicable) to the Fund and the General Partner as of the date that this Subscription Agreement is signed by the Purchaser, as of each date on which the Purchaser’s Subscription Amount is admitted to the Fund as specified below (as and to the extent specified below) that:

7.1                               Single Legal Entity.  Unless otherwise disclosed to the General Partner in writing, the Purchaser is a single legal entity and will, as a result, be regarded as a single legal entity in the Fund and the sole beneficial and record owner of the Interests under the Securities Act, the Investment Company Act, the Exchange Act and the laws of the jurisdictions in which the Purchaser is constituted.

7.2                               Purchase for Investment.  The Purchaser is not acquiring the Interest with a view to or for sale in connection with any distribution of all or any part of such Interest and that the Purchaser has no present intention of selling, granting participation in, or otherwise distributing the same.  The Purchaser will not, directly or indirectly, Transfer all or any part of such Interest (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part of such Interest) except in accordance with the terms of the Partnership Agreement.  The Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement, or arrangement with any person to transfer the Interests to any third party. The Purchaser understands that the Purchaser must bear the economic risk of the Purchaser’s investment in an Interest for an indefinite period of time because, among other reasons, the Interests generally cannot be sold other than through a privately negotiated transaction.

7.3                               Evaluation of and Ability to Bear Risks.  The Purchaser has such knowledge and experience in financial and business affairs that the Purchaser is capable of evaluating the merits and risks of purchasing, and other considerations relating to, the Interest to be purchased by the Purchaser pursuant to this Subscription Agreement, and the Purchaser has not relied in connection with the Purchaser’s purchase of an Interest upon any representations, warranties or agreements other than those set forth in this Subscription Agreement, the Partnership Agreement and the Purchaser’s Side letter. The Purchaser has evaluated the risks involved in investing in the Interest and has determined that the Interest is a suitable investment for the Purchaser. The aggregate amount of the investments the Purchaser has in, and the Purchaser’s commitments to, all similar investments that are illiquid is reasonable in relation to the Purchaser’s net worth, both before and after the subscription for and purchase of the Interest pursuant to this Subscription Agreement. The Purchaser’s financial situation is such that the Purchaser can afford to bear the economic risk of holding the Interest for an indefinite period of time, and the Purchaser can afford to suffer the complete loss of the Purchaser’s Interest and Commitment.

7.4                               Risk Factors and Conflicts of Interest.  The Purchaser has carefully read and understands the items described under “Risk Factors” section and “Certain Investment Structuring, Legal, Tax and Other Considerations” section, including “Conflicts of Interest”, set forth in Appendix C, and the manner in which profits and losses will be distributed in accordance with the Partnership Agreement.  The Purchaser confirms that (i) it is aware that an investment in the Fund involves substantial risks and has determined that an investment in an Interest is a suitable investment for it, and (ii) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits of, and it is able to bear the economic risk of (including a complete loss thereto), its investment in the Fund.

7.5                               Compliance with Laws.  The Purchaser is in compliance with the legal requirements applicable to it in the jurisdiction in which it was established and/or is resident and the Interest has not been offered or promoted to it in violation of any securities laws applicable to it. The execution and delivery of this Subscription Agreement and the Partnership Agreement (and the Purchaser’s Side letter), the consummation of the transactions contemplated hereby and thereby, and the performance of the Purchaser’s obligations hereunder and thereunder do not and will not conflict with, or result in any violation of or default under, any provision of any certificate of incorporation, memorandum and articles of association, by-laws, trust agreement, partnership agreement or other organizational or governing instrument applicable to the Purchaser, or any agreement or other instrument to which the Purchaser is a party or by which the Purchaser or any of the Purchaser’s properties are bound, or any permit, franchise, judgment, decree, statute, order, rule or regulation applicable to the Purchaser or to the Purchaser’s business or properties.

7.6                               No General Solicitation.  The Purchaser was not offered the opportunity to subscribe for an Interest (or otherwise invest) in the Fund by means of any form of general solicitation or advertising, such as media advertising, public seminars or pursuant to a generally accessible website.  None of the General Partner, the Advisor, or any person acting on their behalf (or on behalf of the Fund) offered to sell the Purchaser any Interest by means of general solicitation.

7.7                               Access to Information.  The Purchaser has either consulted its own investment advisor, attorney or accountant about the investment and proposed purchase of the Interest and its suitability to the Purchaser, or chosen not to do so, despite the recommendation of that course of action by the General Partner.  Any special acknowledgement set forth below with respect to any statement in Appendix C shall not be deemed to limit the generality of this representation and warranty.

The Purchaser has been furnished with a copy of the Partnership Agreement.  The Purchaser has reviewed such document and understands the risks of, and other considerations relating to, the purchase of an Interest, including the risks set forth in “Risk Factors” section and “Certain Investment Structuring, Legal, Tax and Other Considerations” section of Appendix C and the effect of the default and indemnification provisions of the Partnership Agreement.  The Purchaser has been provided an opportunity to ask questions of, and the Purchaser has received answers thereto satisfactory to the Purchaser from, the Fund and its representatives regarding the terms and conditions of the offering of the Interests, and the Purchaser has obtained any and all additional information requested by the Purchaser of the Fund and its representatives to verify the accuracy of all information furnished to the Purchaser regarding the offering of the Interests.  The Purchaser is purchasing an Interest relying solely on the information contained in the Partnership Agreement, this Subscription Agreement, the Purchaser’s Side letter and legal opinion (if any) provided to it in determining to make its investment in the Fund, and is not relying on any other oral or written statement, representation, warranty or guarantee with respect to the offering of Interests by the Fund, any members of the Sponsor Group, any placement agent or any other representative, agent or affiliate of any of them (and none of such persons have made any representation to the Purchaser regarding the legality of its investment in the Interest under applicable legal investment or similar laws or regulations).

7.8                               Nominee Ownership.  If the Purchaser is acquiring an Interest as nominee for another person, the Purchaser hereby confirms that such person (if any) on whose behalf it is acquiring an Interest is as set forth in Appendix A and the confirmations, representations and warranties given by it pursuant to this Subscription Agreement are given both on behalf of itself and also separately on behalf of each such person and consequently, where appropriate, (a) references to the Purchaser in this Subscription Agreement shall be read as including references to each such person; and (b) it hereby confirms that it is duly authorised to execute and deliver this Subscription Agreement on behalf of such person and is liable to the Fund for any claims or damages arising out of any breach of any confirmations, representations, or warranties made by such person hereunder.

7.9                               Unregistered Offering.  The Purchaser understands that the Interests have not been approved by the U.S. Securities and Exchange Commission, any state securities commission, the China Securities Regulatory Commission, or other regulatory authority in any jurisdiction, nor have any of the foregoing authorities passed upon the merits of this offering or the adequacy of the offering materials.

7.10                        Authorization of Purchase.  (a) If the Purchaser is an entity of the kind set forth in Appendix A, then (i) it is duly organized, formed or incorporated, as the case may be, and validly existing and in good standing, under the laws of the Purchaser’s jurisdiction of organization, formation or incorporation set forth in Appendix A, and (ii) the Purchaser has all requisite power and authority to execute, deliver and perform the Purchaser’s obligations under this Subscription Agreement and the Partnership Agreement, and to subscribe for and purchase an Interest hereunder.  The individual or individuals signing this Subscription Agreement and giving these warranties, as the case may be, on behalf of the Purchaser have been duly authorized by the Purchaser to do so and their execution of this Subscription Agreement (and the Purchaser’s Side letter) is sufficient (by itself without the additional consent of any person not listed on the signature pages hereto) to constitute legal, valid and binding obligations of the Purchaser in accordance with the applicable laws and by-laws of the Purchaser, and this Subscription Agreement is, upon acceptance by the General Partner, and the Partnership Agreement will be, the Purchaser’s legal, valid and binding obligations, enforceable against the Purchaser in accordance with their respective terms save as such terms are modified by operation of law, principles of equity or bankruptcy.

(b) If the Purchaser is an individual, then he/she has all requisite legal capacity to acquire and hold the Interests and to execute, deliver and comply with the terms of each of the documents required to be executed and delivered by him/her in connection with his/her investment in the Fund.  This Subscription Agreement is, upon acceptance by the General Partner, and the Partnership Agreement will be, his/her legal, valid and binding obligation, enforceable against him/her in accordance with their respective terms save as such terms are modified by operation of law, principles of equity or bankruptcy.

Each of consent, approval, order, registration, qualification, designation, declaration, and filing with, any governmental or regulatory authority or other person (to the extent applicable) in any jurisdiction that will be required in connection with the execution, delivery and performance of this Subscription Agreement and the consummation of the transactions contemplated hereby or thereby, has been obtained by the Purchaser and remains in full force and effect.  The execution and delivery by the Purchaser of, and compliance by the Purchaser with, this Subscription Agreement, the Partnership Agreement and each other document required to be executed and delivered by the Purchaser in connection with this subscription for Interests does not violate, represent a breach of, or constitute a default under, any instruments governing the Purchaser, any applicable law, regulation or order, or any agreement to which the Purchaser is a party or by which the Purchaser is bound.

7.11                        Compliance with Anti-Money Laundering Regulations.  The Purchaser acknowledges that, pursuant to anti-money laundering laws and such other regulations and other laws and regulations within their respective jurisdictions, the Fund, the General Partner and/or any administrator may be required to collect further documentation verifying the Purchaser’s identity and the source of funds used to purchase an Interest before, and from time to time after, acceptance by the General Partner of this Subscription Agreement.  The Purchaser hereby consents to the disclosure to relevant third parties of information provided pursuant to the foregoing sentence and to hold harmless and indemnify each of the Indemnified Persons against any direct losses arising from the failure to process the Purchaser’s subscription of the Interest if the Purchaser does not provide such requested information. To comply with applicable anti-money laundering laws and regulations of the Cayman Islands and other applicable jurisdictions, (i) all payments and contributions by the Purchaser to the Fund and all payments and distributions to the Purchaser from the Fund will only be made in the Purchaser’s name and (ii) to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or a bank that is registered in the Cayman Islands or that is regulated in and either based or incorporated in or formed under the laws of the United States or another “Approved Country” and that is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time (clauses (i) and (ii) collectively, the “Bank Account Requirements”).  The Purchaser further understands and agrees that any such payments or distributions will be paid to the same account from which its investment in the Fund was originally remitted unless the General Partner, in its sole discretion, agrees with the Purchaser otherwise.  For purposes of this Subscription Agreement, an “Approved Country” means a country or territory that under the Cayman Islands Money Laundering Regulations (as amended), issued pursuant to the Proceeds of Crime Law of the Cayman Islands (as amended), as such regulations may be amended from time to time, is recognised as having anti-money laundering legislation equivalent to that of the Cayman Islands.  The Purchaser further acknowledges that, if the Purchaser is an individual and is subscribing for an Interest in his or her own personal capacity, he or she may be required to provide additional information and related regulatory documentation.

The Purchaser acknowledges that the General Partner will not accept any investment by natural persons or entities acting, directly or indirectly, in contravention of any applicable anti-money laundering or other regulations or conventions of the Cayman Islands or any other jurisdictions, or on behalf of terrorists, terrorist organisations or narcotics traffickers, including those persons or entities that are included on any relevant lists maintained by the United Nations, the North Atlantic Treaty Organization, the Organisation for Economic Cooperation and Development, the Financial Action Task Force, the U.S. Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Securities and Exchange Commission, the U.S. Federal Bureau of Investigation, the U.S. Central Intelligence Agency, the U.S. Internal Revenue Service (“IRS”) and the Cayman Islands all as may be amended from time to time (“Prohibited Investment”).  The Purchaser represents and warrants that the proposed investment to be made by it in the Fund does not directly or indirectly (a) contravene any applicable anti-money laundering or other regulations or conventions, or (b) constitute a Prohibited Investment.  The Purchaser further represents and warrants that the funds invested by it in the Fund are not derived from illegal or illegitimate activities and that it will promptly notify the General Partner in writing of any change in its status or the status with respect to its representations and warranties regarding Prohibited Investments.  The Purchaser agrees to promptly provide such information and documents, at any time, including after its admission as a Limited Partner of the Fund, as may be requested by the Advisor, the General Partner, any administrator or custodian of the Fund or any of their respective agents and/or delegates to ensure compliance by each of them, or any other person, with applicable anti-money laundering laws and regulations in the Cayman Islands or other jurisdictions (including, without limitation, any information regarding the Purchaser’s ownership or control (both direct and indirect)). The Purchaser represents and warrants that neither the Purchaser nor any person controlling or controlled by it (including its officers and directors) nor any of its beneficial owners, nor any person for whom the Purchaser is acting as agent or nominee in connection with the acquisition of an Interest, (i) appears on the Specially Designated Nationals and Blocked Persons List of OFAC, in the Annex to United States Executive Order 132224 — Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or on the United Kingdom HM Treasury consolidated list of financial sanctions targets, (ii) is a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. §5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, (iii) is otherwise a “Prohibited Person” (as defined in Appendix A-1) under the laws of the United States, (iv) identified as a terrorist organization on any relevant lists maintained by governmental authorities, or (v) is the target of any sanction, regulation or law promulgated by OFAC, the United Kingdom HM Treasury or any other governmental authority (such sanctions, regulations and laws, together with any supplement or amendment thereto, the “Sanctions Laws”) such that entering into this Subscription Agreement or the Partnership Agreement or the performance of any of the transactions contemplated hereby or thereby would contravene such Sanctions Laws.  The Purchaser further represents that it does not know or have any reason to suspect that (A) the monies used to fund its investment in the Fund have been or will be derived from or related to any illegal activities, including, but not limited to, money laundering activities and (B) the proceeds from its investment in the Fund will be used to finance any illegal activities.  The Purchaser understands and agrees that, by law, the General Partner may be obligated to “freeze” its account in the Fund, by prohibiting additional investments from it, declining any withdrawal requests and/or segregating the assets in the account or any distributions relating thereto in compliance with applicable governmental regulations, and the General Partner may be required to report such action and to disclose the Purchaser’s identity to OFAC or any government authorities with jurisdiction.

The representations and warranties set forth in this Section 7.11 shall be deemed repeated and reaffirmed by the Purchaser as of each date that the Purchaser is required to make a contribution of capital to or receives a distribution from the Fund.  If at any time during the term of the Fund the representations and warranties set forth in this Section 7.11 shall cease to be true, the Purchaser shall promptly so notify the General Partner in writing.

7.12                        Additional Information. The Purchaser acknowledges that the Fund could be requested or required to obtain certain assurances from investors subscribing for Interests in connection with any disclosure of information pertaining to such investors to governmental, regulatory or other authorities, financial intermediaries and Persons, in each case, in compliance with applicable anti-money laundering, embargo and trade sanctions, “Know-Your-Client”, or similar laws, regulations, requirements (whether or not with force of law) or regulatory, disclosure or compliance policies (collectively, “Requirements”).  It is the Fund’s policy to comply with Requirements to which it is or may become subject to and to interpret them broadly in favor of disclosure.  The Purchaser hereby agrees that it will provide additional information or take such other actions as may be reasonably necessary or advisable for the Fund or its counterparties (in the sole judgment of the Fund, the General Partner and/or its Affiliates) to comply with any Requirements to which they are subject, related legal process or appropriate formal requests.  The Purchaser, by executing this Subscription Agreement, consents and by owning Interests is deemed to have consented, to disclosure by the Fund, the General Partner, its Affiliates and/or their respective agents to relevant third parties of information pertaining to it in respect of Requirements or information requests related thereto.

7.13                        Related Investors.  The Purchaser covenants that it will disclose to the General Partner any other investor or potential investor of Interests that may be related to such Purchaser.  If the Purchaser is related to any other existing or potential investor of Interests, please list the identity of such other investor in Appendix A.

7.14                        Default Provisions.  The Purchaser understands that it will be subject to the default provisions set forth in the Partnership Agreement in the event the Purchaser fails to make Capital Contributions as required by the Partnership Agreement.

7.15                        Other Activities of the General Partner.  The Purchaser understands that the General Partner and its affiliates will receive substantial compensation in connection with the Fund irrespective of the success of its operation and, to the extent permitted by the Partnership Agreement and applicable law, the General Partner and its affiliates are (and in the future may continue to be) engaged in businesses that are competitive with that of the Fund.  Subject to the restrictions contained in the Partnership Agreement and the Purchaser’s Side Letter, the Purchaser agrees and consents to these activities of the General Partner and its affiliates even though there are conflicts of interest inherent in such activities and even though the Purchaser will have no interest in such activities except as set forth in the Partnership Agreement.

7.16                        Politically Exposed Person.  Unless otherwise disclosed in Appendix A, the Purchaser represents and warrants that neither it nor, so far as known to it, any individual referred to in Section B7 or D3 (as applicable) of Appendix B is an individual who is a “Politically Exposed Person” (as defined in Appendix A-1).

7.17                        Tax Reporting Requirements.  The Purchaser has completed and delivered to the Fund (i) an IRS Form W-9 (for Purchasers who are U.S. Persons for U.S. Tax Purposes3), or successor form thereto (“Form W-9”) or Form W-8 BEN (or other applicable version of Form W-8) (for persons other than U.S. Persons for U.S. Tax Purposes), or successor form thereto (“Form W-8”), as applicable, and (ii) the Individual Self-Certification Form in Appendix E or Entity Self-Certification Form in Appendix F, as applicable, and certifies that the information contained in such executed document submitted herewith is complete and accurate.  The Purchaser shall promptly inform the General Partner of any change in such information. The Purchaser agrees to complete and execute an updated, complete, accurate and valid Form W-9 or Form W-8, as applicable, on or before the date that the previously submitted form expires or becomes obsolete or incorrect.  In addition, the Purchaser covenants that, if admitted as a Limited Partner, it also will provide, and cause its direct and indirect owners or beneficiaries to provide, any information, documentation, and representations as the Fund, the General Partner or any affiliate thereof may from time to time request (including, without limitation, information with respect to the Purchaser’s identity, citizenship, residency, tax status, taxable year end, business, control or ownership) so as to permit the Fund, the General Partner or any affiliate thereof to avoid withholding taxes in any jurisdiction or to comply with any applicable legal, regulatory or tax requirements (including any information reporting, disclosure or similar requirements), including pursuant to any provision of FATCA, or Article 63 Notifications under the Financial Instruments and Exchange Act of Japan, and any guidance with respect thereto. The Purchaser shall promptly inform the General Partner of any change in such information, documentation or representations. The Purchaser agrees that any such information, documentation and representations shall be true, correct, and complete in all material respects and may be disclosed as reasonably necessary or advisable to avoid such withholding taxes or to comply with any such requirements.  In the event that the Purchaser fails to promptly provide the reasonably requested information, documentation and representations, the Purchaser understands that the Fund or the General Partner may require such Purchaser to indemnify the Fund, the General Partner and the Other Purchasers for any direct liabilities (including taxes, interest and penalties) solely arising out of such failure. The Purchaser hereby indemnifies the General Partner and the Fund for any FATCA-related loss, cost, expenses, damage, claims and/or demands (including, but not limited to, any withholding tax, penalties or interest suffered by the Fund and/or the General Partner) which the General Partner and/or the Fund may incur solely as a result of any fraudulent or felonious action or inaction (directly or indirectly) of the Purchaser resulting in a material adverse effect on the Fund and/or the General Partner; and this indemnification shall survive the Purchaser’s death or dissolution or disposition of its Interests.  The Purchaser acknowledges and agrees that it shall have no claim against the Fund, or its agents, for any form of damages or liability as a result of actions taken or remedies pursued by or on behalf of the Fund in order to comply with FATCA; provided, that any such damages or liability is not attributable to any fraud, gross negligence, willful misconduct, bad faith or reckless disregard of duties under or material breach of the Partnership Agreement (as applicable) by the Fund or its agents.  By executing this Agreement, the Purchaser, subject to the Purchaser’s Side Letter, waives any provision under the laws and regulations of any jurisdiction that would, in the absence of such waiver, prevent or inhibit the Fund’s compliance with applicable law as described in this paragraph, including (but not limited to) preventing (i) the Purchaser from providing any requested information or documentation, or (ii) the disclosure by the Fund or its agents of the provided information or documentation to applicable governmental or regulatory authorities.  The Purchaser further acknowledges that the Fund and the Advisor may take such action as each of them considers necessary in accordance with applicable law in relation to the Purchaser’s holding to ensure that any withholding tax payable by the Fund, and any related costs, interest, penalties and other losses and liabilities suffered by the Fund, the administrator, or any other investor, or any agent, delegate, employee, director, officer or affiliate of any of the foregoing persons, solely arising from the Purchaser’s failure to provide any requested documentation or other information to the Fund, is reasonably economically borne by the Purchaser.

7.18                        Correctness of Information.  All information furnished by the Purchaser on this Subscription Agreement, Appendix A, Appendix B and Appendix E or Appendix F and in any IRS or other tax form delivered to the Fund or the General Partner, is or will be (as of the date of delivery) true and complete.

7.19                        No Separate Counsel.  With regard to the tax, legal, regulatory and other economic considerations related to its investment, the Purchaser has only relied on the advice of, or has only consulted with, its own professional advisers.  The Purchaser understands that Skadden, Arps, Slate, Meagher & Flom LLP and Walkers (Hong Kong) act as counsels (the “Counsels”) to the General Partner and/or certain of their affiliates and, in connection with this offering of Interests and subsequent advice to the General Partner, the Counsels will not be representing investors of the Fund (including the Purchaser) and no independent counsel has been retained to represent investors in the Fund.

3  For purposes of this paragraph, “U.S. Person for U.S. Tax Purposes” shall have the meaning set forth in Appendix A-1.

7.20                        Member of the Public in the Cayman Islands.  The Purchaser is not a member of the public in the Cayman Islands.

7.21                        No Public Disclosure Requirements.  The Purchaser is not subject to the Freedom of Information Act, 5 U.S.C. § 552 (“FOIA”), any state public records access laws, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement that might result in the disclosure of confidential information relating to the Fund except as previously disclosed to the General Partner in writing.

7.22                        Privacy Notice. If the Purchaser is a natural person (or an entity that is an “alter ego” of a natural person (e.g., a revocable grantor trust, an individual retirement account or an estate planning vehicle)), the Purchaser acknowledges that he or she has received and read a copy of the privacy notice and practices with respect to the General Partner’s or its Affiliate’s collection and maintenance of non-public personal information relating to the Purchaser set forth in Appendix D hereof.

7.23                        If the Purchaser is (or will be at any time during the period which the Purchaser holds any Interest in the Fund) a partnership, limited liability company, grantor trust, estate or S corporation for United States federal income tax purposes (a “flow-through entity”), then (i) none of the Purchaser’s (direct or indirect) beneficial owners will have substantially all of the value of its direct or indirect interest in the Purchaser attributable to the Purchaser’s interest in the Fund, and (ii) the Purchaser was not formed for a principal purpose of permitting the Fund to satisfy the 100-partner limitation of United States Treasury Regulation Section 1.7704-1(h)(1). If the Purchaser is an entity disregarded as separate from its owner for U.S. federal income tax purposes (a “Disregarded Entity”) and the first direct or indirect beneficial owner of the Purchaser that is not a Disregarded Entity (the “Purchaser’s Owner”) is a flow-through entity, the Purchaser represents and warrants that the representations in this Section 7.23 would be true if all references to “the Purchaser” were replaced with “the Purchaser’s Owner.”

7.24                        Disqualifying Event.  Neither the Purchaser (nor any person who would, through the Purchaser’s ownership in the Fund, be deemed to beneficially own an interest in the Fund) is or has been subject to, is experiencing or has experienced (in each case, within the period of time prescribed by the applicable disqualifying or disclosable event under Rule 506(d) under the Securities Act) any of the events described in Rule 506(d)(1)(i)-(viii) under the Securities Act (a “Disqualifying Event”).4  The Purchaser shall promptly notify the General Partner if the Purchaser or any such other person becomes subject to or experiences a Disqualifying Event or becomes the subject of a formal proceeding that would, if adversely determined, constitute a Disqualifying Event.

7.25                        Unregistered Offering in Hong Kong.  The Purchaser understands that the Fund and/or the Interests have not been authorized by the Securities and Futures Commission of Hong Kong (the “SFC”), and this Subscription Agreement and the appendices thereof have not been reviewed or approved by the SFC, nor has a copy of them been registered by the Registrar of Companies of Hong Kong.  The Purchaser has been advised to exercise caution in relation to the offer or solicitation and in case doubt about any of the contents of this Subscription Agreement and the appendices thereof, the Purchaser should obtain independent professional advice.

4  Please refer to Appendix A-2 for more information on “Disqualifying Events”.

7.26                        Borrowings.  The Purchaser acknowledges that the General Partner shall have the right to make a collateral assignment to a lender or other credit party of the right to issue drawdown notices and other related rights, titles, interests, remedies, powers and privileges of the Fund and/or the General Partner with respect to the Commitments and Capital Contributions of the Partners in accordance with Section 3 of Appendix I of the Partnership Agreement (subject to the Purchaser’s Side Letter) and in connection therewith, the Purchaser agrees that it shall honor any drawdown notice issued by any such lender or other credit party, provided that any exercise of such rights shall be in accordance with the Partnership Agreement.

7.27                        Residence.  The Purchaser maintains its domicile or principal place of business at the residential or legal address as shown in Appendix A and the Purchaser is not merely transient or temporarily resident there.

7.28                        No Litigation.  There is no litigation, investigation or other proceeding pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its Affiliates which, if adversely determined, would adversely affect the Purchaser’s business or financial condition or the Purchaser’s ability to perform its obligations under this Subscription Agreement or the Partnership Agreement.

7.29                        Publicly Traded Partnership.  By the purchase of the Interest, the Purchaser represents to the General Partner and the Fund that (i) the Purchaser has neither acquired nor will the Purchaser transfer or assign the Interest the Purchaser purchases (or any interest therein) or cause the Interest (or any interest therein) to be marketed on or through an “established securities market” within the meaning of section 7704(b)(1) of the Code or a “secondary market” (or the substantial equivalent thereof) within the meaning of section 7704(b)(2) of the Code, including, without limitation, an over-the-counter-market or an interdealer quotation system that regularly disseminates firm buy or sell quotations, and (ii) the Purchaser either (A) is not, and will not become, a partnership, Subchapter S corporation, or grantor trust for U.S. Federal income tax purposes, or (B) is such an entity, but none of the direct or indirect beneficial owners of any of the interests in such entity have allowed or caused, or will allow or cause, 40 percent or more of the value of the beneficial owners’ respective ownership interests in the Purchaser to be attributable to the Purchaser’s ownership of Interest in the Fund.  Further, the Purchaser agrees that if the Purchaser determines to transfer or assign any of the Interest pursuant to the provisions hereof and of the Partnership Agreement, the Purchaser will cause its proposed transferee(s) to agree to the transfer restrictions set forth herein and therein and to make the representations set forth in (i) and (ii) above.

8.                                      Representation Specifically by Non-U.S. Persons.  The Purchaser hereby (a) declares, warrants, represents and agrees with, the General Partner and the Fund that the following statements are true as of the date hereof and will be true as of the Closing Date and as of each date the Purchaser makes additional Capital Contributions to the Fund and (b) undertakes and agrees to comply with the covenants set forth below:

8.1                               Neither the Purchaser, nor any other person (if any) on whose behalf it is acquiring a beneficial interest in the Fund is a U.S. Person.  The Purchaser and each person (if any) on whose behalf it is acquiring a beneficial interest in the Fund have not been offered, and are not acquiring or purchasing, the Interests in the United States.  In addition, the Purchaser is not funding its investment in the Fund with funds obtained from U.S. Persons;

8.2                               All offers to sell and offers to buy Interests were made to or by the Purchaser while it was outside the United States and at the time that its order to buy the Interests was originated outside the United States, or it is a United States dealer or other professional fiduciary acting on behalf of a discretionary account or similar account (other than an estate or trust) held for the benefit or account of a person other than a U.S. Person;

8.3                               The Purchaser understands that the Interests have not been and will not be registered under the Securities Act, the Exchange Act, or the securities laws of any State within the United States and accordingly may not be offered, sold, transferred or pledged by it or on its behalf (a) outside the United States to a non-U.S. Person, or (b) in the United States or to a U.S. Person unless:

(i)                                     the Interests are duly registered under the Securities Act and all applicable State securities laws; or

(ii)                                  such offer or sale is made in accordance with the provisions of Regulation D under the Securities Act or pursuant to another applicable exemption from registration, and, if requested, the General Partner has received an opinion of counsel to such effect satisfactory to it; or

(iii)                               in the case of transfers outside the United States to non-U.S. Persons, such offer or sale is made in accordance with the provisions of Regulation S under the Securities Act or pursuant to another applicable exemption from registration, and, if requested, the General Partner has received an opinion of counsel to such effect satisfactory to it.

8.4                               The Purchaser hereby represents and warrants that it was offered the Interests in the jurisdiction listed in Question 7 of Part III of Appendix A or in another jurisdiction outside the United States.

8.5                               The Purchaser will notify the General Partner immediately if the Purchaser becomes a U.S. Person at any time during which the Purchaser holds or owns any Interests.

9.                                      Save as otherwise disclosed in Appendix A, the Purchaser is not subject to any public disclosure law or to any similar regulation of any relevant stock exchange or any regulatory authority that would require it to disclose to any person any confidential information which may have come to its knowledge as a result of being a Limited Partner in the Fund, including information concerning:

(a)                                 the affairs of the Fund, including, without limitation, the terms of the Partnership Agreement, financial statements or other financial information regarding the Fund, or information regarding the performance of the Fund or any or all of its Investments;

(b)                                 any of the Partners (including their identity); or

(c)                                  concerning any proposed or actual Investment by the Fund.

If the Purchaser may be subject to any such public disclosure laws, the Purchaser agrees that it has indicated the relevant laws to which the Purchaser is subject and provided any additional explanatory information required pursuant to Appendix A.

10.                               The Purchaser hereby represents and warrants the following statements are true and correct (and will continue to be true and correct throughout the entire period during which it holds an Interest):

(a)                                 it agrees not to offer, sell, transfer, charge, pledge, hypothecate or otherwise dispose of, directly or indirectly, all or any part of its Interest or any interest therein, except in accordance with the terms and provisions of the Partnership Agreement and applicable law (including, without limitation, the registration requirements of the Securities Act or an exemption therefrom, the Exchange Act, and any other applicable securities laws), in a manner that would (i) cause the Fund to be in violation of, or be required to register the Interests under, the laws of any jurisdiction, (ii) require the Fund to register as an investment company under the Investment Company Act, (iii) cause the Fund to be treated as an association taxable as a corporation, disqualified or terminated as a partnership for tax or non-tax purposes, or (iv) result in any other material adverse tax consequences for the Fund; and

(b)                                 it is not currently making (and at the time of its admission as a Limited Partner to the Fund will not be making) a market in the Interests and will not, at any time after its admission as Limited Partner to the Fund, make a market in any such interests.

11.                               Confidentiality.  The Purchaser acknowledges and agrees that (i) it has received and will in the future receive confidential information regarding the Fund, the General Partner, the Advisor, the direct and indirect equity owners of the General Partner, any other member of the Sponsor Group, the Portfolio Companies as well as the other Partners (the “Confidential Information”), (ii) such Confidential Information contains trade secrets and is proprietary, and (iii) disclosure of such Confidential Information would cause substantial harm and damages to the above entities and the Partners.  The Purchaser hereby represents and warrants that except as previously disclosed in writing to the General Partner, it has taken all actions and obtained all consents necessary to enable it to comply with the provisions of Article 17 of the Partnership Agreement. The Purchaser hereby agrees that (i) it will not use any Confidential Information it receives for any purpose other than as permitted by this Subscription Agreement, the Partnership Agreement or the Purchaser’s Side letter; (ii) it will promptly return or destroy all Confidential Information if being notified by the General Partner that it will not be admitted to the Fund as a Limited Partner; and (iii) it shall comply with the requirements set forth in Article 17 of the Partnership Agreement, subject to the Purchaser’s Side letter.

12.                               Amendments, Waivers and Notices.  This Subscription Agreement may be amended and the observance of any provision hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Purchaser and the General Partner (acting on behalf of the Fund).  Each notice relating to this Subscription Agreement shall be delivered in the manner required of notices under the Partnership Agreement.

13.                               Survival of Representations and Warranties.  All representations, warranties and covenants contained herein or made in writing by the Purchaser, or by or on behalf of the Fund in connection with the transactions contemplated by this Subscription Agreement shall survive the execution and delivery of this Subscription Agreement, any investigation at any time made by or on behalf of the Fund, the General Partner or the Purchaser, and the issue and sale of Interests.

14.                               Successors and Assigns.  This Subscription Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, successors and permitted assigns of the parties hereto.

15.                               Applicable Law.  THIS SUBSCRIPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE INTERPRETED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE CAYMAN ISLANDS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION.  The General Partner hereby submits to the non-exclusive jurisdiction of the courts of the Cayman Islands for the resolution of all matters pertaining to the enforcement and interpretation of this Subscription Agreement.  To the fullest extent permitted by applicable law, the Purchaser hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.  The Purchaser hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over it, and agrees not to plead or claim, in any legal action proceeding with respect to this Subscription Agreement in any of the aforementioned courts, that such courts lack personal jurisdiction over it.

16.                               Rights of Third Parties.  Subject to the Contracts (Rights of Third Parties) Law, 2014, as amended, modified, re-enacted or replaced, or any law having similar effect (the “Third Party Rights Law”),  a person who is not a party to this Subscription Agreement may not, in its own right or otherwise, enforce any term of this Subscription Agreement, except that an Indemnified Person may in its own right enforce Section 5 and Section 7.11 and any Other Purchaser may in its own right enforce Section 7.17, subject to and in accordance with the provisions of the Third Party Rights Law.  Notwithstanding any other term of this Subscription Agreement, the consent of any person who is not a party to this Subscription Agreement (including, without limitation, any Indemnified Person) is not required for any variation of, amendment to, or release, rescission, or termination of, this Subscription Agreement (including without limitation, any amendment, release, rescission or termination of any provision conferring any right or benefit on any Indemnified Person).

17.                               Data Protection of EEA Data Subjects.

(a)                                 For the purposes of this Section 17, (i) the term “Data Protection Laws” means any applicable data protection laws relating to the protection of individuals with regard to the processing of personal data including: (A) the General Data Protection Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (the “GDPR”) and any national laws supplementing the GDPR (including in the United Kingdom, the Data Protection Act 2018); (B) Directive 2002/58/EC on privacy and electronic communications (ePrivacy Directive) as implemented under national laws and (C) any other data protection laws, regulations or regulatory requirements, guidance and codes of practice applicable to the processing of personal data (as amended and/or replaced from time to time); and (ii) the terms “controller”, “data subject”, “personal data” and “processing” shall have the meanings given to them in the GDPR. Accordingly, “data subject” shall include any natural person located in the EEA, including the Purchaser (if applicable) and/or any of the Purchaser’s partners, members, shareholders, managers, directors, officers, employees, agents, representatives and/or any other natural person associated with the Purchaser, and “personal data” shall include any information relating to any such data subject captured in, for example: (i) any identification documents, bank statements or other documents provided by the Purchaser to the General Partner, any person who has been appointed to provide administration, legal, compliance and/or similar services in respect of the Fund (“Service Providers”) or any of their Affiliates; and (ii) any information obtained by the General Partner, any Service Provider or any of their Affiliates in respect of the Purchaser, or any data subjects associated with it, from any of the sources referred to in the privacy statement included in Appendix D (the “Privacy Statement”), including (but not limited to) a person’s name, identification numbers, location data, financial information or other information relating to the identity of such person.

(b)                                 The Purchaser represents, warrants and confirms that:

(i)                                     the Purchaser has carefully read the terms of the Privacy Statement;

(ii)                                  where the Purchaser has provided personal data about a data subject, the Purchaser has (A) provided a fair processing notice to such data subject in accordance with the Data Protection Laws, including the purposes for which their personal data will be processed and transferred by the Purchaser to countries located outside the EEA, with reference to the appropriate safeguards implemented to protect any transferred personal data, the legal basis for such processing and the categories of recipients of the personal data (among which the General Partner will be included); and (B) made available to such data subjects the information referred to in the Data Protection Laws including Article 14 GDPR in relation to the processing of personal data carried out by the General Partner in relation to the Subscription Agreement; and

(iii)                               the Purchaser understands and agrees that the General Partner shall be a separate controller in relation to the processing of any personal data provided by the Purchaser or otherwise provided or obtained in relation to the Purchaser and/or the Purchaser’s data subjects in respect of the Purchaser’s investment in the Fund, and shall independently determine the purposes and means of the processing of any such personal data.

(c)                                  By submitting personal data to the General Partner, any Service Provider and/or any of their respective Affiliates, the Purchaser represents, warrants, confirms and agrees, as applicable, that:

(i)                                     as controller of such personal data, the Purchaser complies with the requirements of the Data Protection Laws applicable to controllers in connection with this Subscription Agreement and shall not knowingly do anything which might lead to a breach by the General Partner of the Data Protection Laws;

(ii)                                  the Purchaser has obtained all appropriate consents, approvals and/or authorisation to process and transfer such personal data lawfully and in accordance with the Data Protection Laws, including in relation to any personal data that is or may be provided to the General Partner, any Service Provider or any of their affiliates for the purposes specified in the Privacy Statement; and

(iii)                               there is no prohibition or restriction which would prevent or restrict:  (A) the Purchaser from disclosing or transferring such personal data to the General Partner, any Service Provider and/or any of their Affiliates; (B) the General Partner, any Service Provider and/or any of their Affiliates from lawfully disclosing or transferring such personal data to the General Partner, any Service Provider and/or any of their Affiliates, or to any such person’s employees, officers, agents, delegates, sub-processors, sub-contractors, tax, legal and other advisors, auditors, accountants, administrators, brokers, depositaries, custodians, investors and/or potential investors, placement agents, vendors or purchasers of investments, banks or other financial institutions or finance providers, registrars, tax authorities and/or other competent regulatory or governmental authorities or bodies, or to any of the aforementioned persons’ service providers or advisors, in each case for the purposes specified in the Privacy Statement; or (C) the General Partner, any Service Provider, any of their respective Affiliates or any of the other persons referred to in paragraph sub-clause (B) above from processing such personal data for the purposes specified in the Privacy Statement.

(d)                                 The Purchaser acknowledges and agrees that in relation to this Subscription Agreement, personal data may be transferred or otherwise processed to entities located outside of the EEA.  To the extent that these jurisdictions do not ensure an adequate level of protection of personal data, such transfer of personal data shall be made in compliance with the Data Protection Laws, including, where applicable, subject to appropriate safeguards or based on one of the derogations set out under Article 49 GDPR.

(e)                                  The Purchaser is hereby notified that the Purchaser and/or any data subject in relation to which the Purchaser has provided personal data have certain rights in relation to the processing of their personal data that they may wish to exercise as set out under the Data Protection Laws, including but not limited to the right to rectify, restrict the use of, request erasure of, or object to processing of, the Purchaser’s or their personal data, or withdraw the Purchaser’s or their consent to the processing and/or transfer of such personal data, in each case in accordance with the Data Protection Laws.  The Purchaser acknowledges and agrees that in the event that any data subject in relation to which the Purchaser has provided personal data to the General Partner, any Service Provider or any of their Affiliates exercises any such rights, and without prejudice to each party complying with such request in compliance with the Data Protection Laws, if the General Partner reasonably determines that the exercising of such rights could materially adversely affect the Fund or any investor in the Fund, then this may result in the General Partner no longer being able to accept the Purchaser’s subscription under this Subscription Agreement, and therefore the General Partner shall be entitled, upon written consent of the Purchaser (where such consent shall not be unreasonably withheld), to withdraw the Purchaser completely from, or transfer the Purchaser’s Interest, in each case in accordance with the terms of the Partnership Agreement and this Subscription Agreement.

18.                               Joint and Several Obligations.  If the Purchaser consists of more than one person, this Subscription Agreement shall consist of the joint and several obligation of all such persons.

19.                               Suspension of Distributions.  The General Partner shall, by written notice to the Purchaser, have the power and authority to suspend any distribution rights that the Purchaser may possess with respect to the Interest if: (a) the Purchaser is identified as (i) a person appearing on the Specially Designated Nationals and Blocked Persons List of OFAC, (ii) a person named in the Annex to United States Executive Order 132224 — Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended from time to time; or (iii) a person that is known by the General Partner as being affiliated with any person, government, country or entity as described in (i) or (ii) above; (b) the General Partner is so ordered by a court or government authority; (c) the General Partner reasonably deems it necessary to do so in order to comply with  any applicable anti-money laundering or other regulations or conventions applicable to the General Partner, the Fund or its service providers; or (d) pursuant to the terms of the Partnership Agreement.

20.                               Headings, etc.  The cover page, the table of contents and the headings of the paragraphs of this Subscription Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

21.                               Entire Agreement.  This Subscription Agreement and the Partnership Agreement contain the entire agreement of the parties with respect to the subject matter hereof and thereof, and there are no representations, covenants or other agreements except as set forth herein or therein.

22.                               Counterparts.  This Subscription Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. The execution of this Subscription Agreement may be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law (2003 Revision) of the Cayman Islands (the “Electronic Transactions Law”). Sections 8 and 19(3) of the Electronic Transactions Law do not apply to this Subscription Agreement.

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IN WITNESS WHEREOF, the undersigned Purchaser has duly executed and delivered this Subscription Agreement as a deed on the date set forth below.

THE PURCHASER:

RMB (in equivalent of U.S.$ payable)
(Please print or type name of Purchaser)	Amount of Commitment

Executed as a Deed

By:
Name:
Title:

Date:	, 2019.
Signed in the presence of:

Name of witness:

PLEASE REMEMBER TO COMPLETE APPENDIX A, APPENDIX B, APPENDIX E OR APPENDIX F, AND APPENDIX G.

Signature-1

The General Partner hereby accepts the Purchaser’s application for subscription for Interests in the amount set forth below and the undersigned have duly executed and delivered this Subscription Agreement as a deed on the date set forth below.

NAME OF PURCHASER:

Subscription Amount Accepted:
EXECUTED AND ACCEPTED on this ___ day of 2019.

THE FUND:
Executed as a Deed
JD LOGISTICS PROPERTIES CORE FUND, L.P.
By: JD LOGISTICS PROPERTIES CORE FUND GP LTD., its General Partner

By:	Witness:
Name:		Name:
Title: Director		Occupation:

THE EXISTING PARTNERS OF THE FUND:
Executed as a Deed
JD LOGISTICS PROPERTIES CORE FUND GP LTD., as attorney-in-fact

By:	Witness:
Name:		Name:
Title: Director		Occupation:

THE GENERAL PARTNER:
Executed as a Deed
JD LOGISTICS PROPERTIES CORE FUND GP LTD., on its own behalf

By:	Witness:
Name:		Name:
Title: Director		Occupation:

Signature-2